TIPTREE FINANCIAL INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Tiptree Financial Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article 2 in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE 2

NAME

The name of the corporation is Tiptree Inc. (the “Corporation”).

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD:  These Articles of Amendment shall become effective on December 30, 2016.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 15th day of December, 2016.

ATTEST:                    TIPTREE FINANCIAL INC.

/s/ Neil C. Rifkind __________________    By: /s/ Jonathan Ilany __________________ (SEAL)
Name: Neil C. Rifkind             Name: Jonathan Ilany
Title: Secretary                 Title: Chief Executive Officer